FINANCIAL STATEMENTS AND REPORT
                     OF INDEPENDENT CERTIFIED
                        PUBLIC ACCOUNTANTS

                          STARTCOMM CORP.

                       October 31, 1999 and
                    December 31, 1998 and 1997


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                                 C O N T E N T S



                                                                 Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                 1


FINANCIAL STATEMENTS

    BALANCE SHEETS                                                 2

    STATEMENTS OF OPERATIONS                                       3

    STATEMENT OF STOCKHOLDERS' EQUITY                              4

    STATEMENTS OF CASH FLOWS                                       5

    NOTES TO FINANCIAL STATEMENTS                                6 - 9


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                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
Startcomm Corp.

We have audited the accompanying balance sheets of Startcomm Corp. as of October 31, 1999 and December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ending December 31, 1998 and 1997 and the ten months ending October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Startcomm Corp. as of October 31, 1999 and December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ending December 31, 1998 and 1997 and the ten months ending October 31, 1999 then ended in conformity with generally accepted accounting principles.

Miami, Florida
May 25, 2000

                                       1
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                                 Startcomm Corp.

                                 BALANCE SHEETS

                 October 31, 1999 and December 31, 1998 and 1997

                                     ASSETS

                                                            October 31,      December 31,        December 31,
                                                               1999              1998                1997
                                                          ---------------    ----------------    -----------
Current assets
     Cash                                                 $         1,905    $         37,101    $             -
     Accounts receivables, net                                     20,933              36,792             26,234
                                                          ---------------    ----------------    ---------------
                  Total current assets                             22,838              73,893             26,234

Property and equipment, net                                     1,278,661           1,384,853            126,893

Other assets                                                       27,906              20,904             54,103
                                                          ---------------    ----------------    ---------------

                  Total assets                            $     1,329,405    $      1,479,650    $       207,230
                                                          ===============    ================    ===============


                      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities
     Bank overdraft                                       $            -     $             -     $         15,048
     Accounts payable - equipment                               1,172,038           1,023,863              46,137
     Other payables and accrued liabilities                     1,061,744             137,223                  -
     Customer deposits                                            792,973             127,974                  -
     Advances to Company                                               -              904,391                  -
                                                          ---------------    ----------------    ----------------
                  Total current liabilities                     3,026,754           2,193,451              61,185

StockholderS' EQUITY (DEFICIT)
     Common stock - 5,000 shares of $1 par
       value authorized, issued and outstanding
       at October 31, 1999; 1,000 shares of
       $1 par value authorized, issued and
       outstanding at December 31, 1998 and
       1997                                                         5,000               1,000               1,000
     Additional paid-in capital                                 2,650,183           1,428,792             557,694
     Accumulated deficit                                       (4,352,532)         (2,143,593)           (412,649)
                                                          ---------------    ----------------    ----------------

                  Total stockholders' equity (deficit)         (1,697,349)           (713,801)            146,045
                                                          ---------------    ----------------    ----------------

                  Total liabilities and stockholder's
                    equity                                $     1,329,405    $      1,479,650    $        207,230
                                                          ===============    ================    ================

The accompanying notes are an integral part of these statements.

                                       2
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                                 Startcomm Corp.

                            STATEMENTS OF OPERATIONS

                      Ten Months Ended October 31, 1999 and
                     Years Ended December 31, 1998 and 1997

                                                             Ten Months
                                                                Ended         Year Ended          Year Ended
                                                             October 31,      December 31,        December 31,
                                                                1999             1998                1997
                                                          ---------------    ----------------    ------------
Sales                                                     $       521,880    $        592,426    $       138,890
Cost of sales                                                   1,417,163             659,124            175,775
                                                          ------------------ ----------------    ---------------

                  Gross (loss) profit                            (895,283)            (66,698)           (36,885)

Selling, general and administrative expenses                    1,313,656           1,662,924            373,342
                                                          ---------------    ----------------    ---------------

                  Loss from operations                         (2,208,939)         (1,729,622)          (410,227)

Interest (income) expense, net                                          -               1,322               (552)
                                                          ---------------    ----------------    ---------------

                  Loss before income taxes                     (2,208,939)         (1,730,944)          (409,675)

Income tax benefit                                                      -                   -                  -
                                                          ---------------    ----------------    ---------------

                  Net loss                                $    (2,208,939)   $     (1,730,944)   $      (409,675)
                                                          ===============    ================    ===============

The accompanying notes are an integral part of these statements.

                                       3
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                                 Startcomm Corp.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                 Two Years and Ten Months Ended October 31, 1999

                                       Common Stock             Additional                              Total
                           -------------------------------       Paid-In           Accumulated       Stockholders'
                                Shares          Amount           Capital             Deficit            Equity
                           -------------    --------------    -------------     ---------------    -------------
Balance at
  January 1, 1997                  1,000    $        1,000    $      19,253     $        (2,974)   $      17,279

Capital contributions                  -                 -          538,441                   -          538,441

Net loss                               -                 -                -            (409,675)        (409,675)
                           -------------    --------------    -------------     ---------------    -------------

Balance at
  December 31, 1997                1,000             1,000          557,694            (412,649)         146,045

Capital contributions                  -                 -          871,098                   -          871,098

Net loss                               -                 -                -          (1,730,944)      (1,730,944)
                           -------------    --------------    -------------     ---------------    -------------

Balance at
  December 31, 1998                1,000             1,000        1,428,792          (2,143,593)        (713,801)

Capital
  contributions                    4,000             4,000          317,000                   -          321,000

Conversion of
  advances to
  Company
  into capital
  contributions                        -                 -          904,391                   -          904,391

Net loss                               -                 -                -          (2,208,939)      (2,208,939)
                           -------------    --------------    -------------     ---------------    -------------

Balance at
  October 31, 1999                 5,000    $        5,000    $   2,650,183     $    (4,352,532)   $  (1,697,349)
                           =============    ==============    =============     ===============    =============

The accompanying notes are an integral part of these statements.

                                        4


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                                 Startcomm Corp.

                            STATEMENTS OF CASH FLOWS

                      Ten Months Ended October 31, 1999 and
                     Years Ended December 31, 1998 and 1997

                                                             Ten Months
                                                                Ended         Year Ended          Year Ended
                                                            october 31,      December 31,        December 31,
                                                                 1999                1998                1997
                                                          ---------------    ----------------    ------------
Cash flows from operating activities:
     Net loss                                                  (2,208,939)   $     (1,730,944)   $      (409,675)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
         Depreciation and amortization                            283,717             222,335             21,149
         Common stock issued for services                          26,000                   -                  -
         Changes in assets and liabilities:
              Accounts receivable                                  15,859             (10,558)           (26,234)
              Other assets                                         (7,002)             33,198            (40,000)
              Bank overdraft                                           -              (15,048)            15,048
              Payable to equipment supplier                       148,175             977,726             46,137
              Other payables and accrued liabilities              924,520             137,223                  -
              Customer deposits                                   664,999             127,974                  -
                                                          ---------------    ----------------    ---------------
                  Net cash used in operating
                    activities                                   (152,671)           (258,094)          (393,575)

Cash flows from investing activities
     Acquisitions of property and equipment                      (177,525)         (1,480,294)          (148,042)
                                                          ---------------    ----------------    ---------------

Cash flows from financing activities
     Capital contributions                                        295,000             871,098            538,441
     Advances to Company                                               -              904,391                  -
                                                          ---------------    ----------------    ---------------
                                                                  295,000           1,775,489            538,441

Net increase (decrease) in cash                                   (35,196)             37,101             (3,176)

Cash at beginning of year                                          37,101                   -              3,176
                                                          ---------------    ----------------    ---------------

Cash at end of year                                       $         1,905    $         37,101    $             -
                                                          ===============    ================    ===============

Cash paid for interest                                    $             -    $              -    $             -
                                                          ===============    ================    ===============

Cash paid for taxes                                       $             -    $              -    $             -
                                                          ===============    ================    ===============

Non-cash transactions:
     During the ten months ended October 31, 1999, the Company issued 50 shares of common stock for services and the Company recorded compensation expense in the amount of $26,000. In addition, the Company converted $904,391 of advances into capital contributions.

The accompanying notes are an integral part of these statements.

                                       5


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                                 Startcomm Corp.

                          NOTES TO FINANCIAL STATEMENTS

                 October 31, 1999 and December 31, 1998 and 1997

NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
              POLICIES

     Business

     Startcomm Corp. (the "Company") was incorporated in 1996, under the laws of the State of Florida, for the purpose of selling long distance services in Latin America. Prior to 1998, the Company was classified as a development stage Company.

     In July 1998, the Company was approved by the Federal Communications Commission to operate as a "Facilities-base and Resale Carrier" of telecommunication services.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

     Income Taxes

     Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The Company accounts for deferred taxes utilizing the liability method, which apples the enacted statutory rates in effect at the balance sheet date to differences between the book and tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

     Use of Estimates

     In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

                                       6

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                                 Startcomm Corp.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                 October 31, 1999 and December 31, 1998 and 1997


NOTE A - BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - Continued

     Fair Value of Financial Instruments

     The Company estimates that the fair value of its financial instruments approximates the carrying value of its financial instruments at October 31, 1999, December 31, 1998 and 1997.

     Revenue Recognition

     Voice transport and termination is recognized as revenue as the service is provided.

     Direct Cost of Revenue

     Direct cost of revenue consists primarily of telecommunication costs and connectivity costs. Direct cost of revenue excludes depreciation and amortization.

NOTE B - PROPERTY AND EQUIPMENT

                                 October 31,       December 31,        December 31,          Estimated
                                      1999                1998                1997         Useful Lives
                               ----------------    ---------------     ---------------    -------------
         Operating
           equipment           $      1,641,054    $     1,509,706     $       148,042            5
         Office equipment                80,946             35,392                  -           5 - 7
         Leasehold
           improvements                  83,862             83,240                  -             5
                               ----------------    ---------------     ---------------
                                      1,805,862          1,628,337             148,042
         Less:
           accumulated
           depreciation                (527,200)          (243,484)            (21,149)
                               ----------------    ---------------     ---------------

                               $      1,278,661    $     1,384,853     $       126,893
                               ================    ===============     ===============

NOTE C - ACCOUNTS PAYABLE - EQUIPMENT

     Accounts payable - equipment represent amounts due for telecommunication equipment purchased from one vendor on 60, 90, and 120 days payment terms. First payment is due sixty days after issuance of certificate of completion by supplier. On May 25, 1999, the Company received the certificate.


                                       7


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                                 Startcomm Corp.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                 October 31, 1999 and December 31, 1998 and 1997


NOTE D - CUSTOMER DEPOSITS

     At October 31, 1999, included in customer deposits are guarantee deposits amounting to $154,989 for certain termination agreements explained in Note
     G. In the event the customers default on their obligations, the deposits will be used to cover these obligations.

     At October 31, 1999, one of the customer deposits in the amount of $637,984 is an advance payment for termination services to be used against future billings. As the Company bills the customer, the deposit will be reduced and the revenue recognized.

NOTE E - INCOME TAXES

     The Company's temporary differences result in a net deferred tax asset which is reduced to zero by related valuation allowance.

     At October 31, 1999, the Company has available unused operating loss carry-forwards, in the amount of approximately $4,000,000. The related tax assets has not been recognize due to the uncertainty of the timing of its recognition.

NOTE F - COMMITMENTS

     Rent

     The Company leases office space under operating leases expiring in December 2000 and May 2003. The leases provide for annual increases based on the Consumer Price Index, and increases in the base amount of real estate taxes and certain operating expenses paid by the landlord.

     Future minimum lease commitments as of October 31, 1999, are approximately as follows:

                  2000                      $       36,000
                  2001                              37,500
                  2002                              39,000
                  2003                              23,300
                                            --------------

                                            $      135,800

                                                                     (continued)

                                       8


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NOTE F - COMMITMENTS - Continued

     Other

     The Company has contractual agreements to provide its termination services with several customers. These agreements range from one to five years.

     The Company also has tariff contractual agreements with several vendors to provide the Company with line services. These agreements include minimum monthly purchase commitments. The agreements range for up to five years.

NOTE G - SUBSEQUENT EVENTS

     In November 1999, 64% of the Company's shares were sold to Globaltron Communication Corporation (Globaltron). Globaltron purchased 3,200 common shares of the Company, payable with a promissory note for $667,000 and the assumption of the Company's liabilities. The net operating loss carryforwards noted in Note E are subject to separate IRC Section 382 limitations. The Section 382 limitation limits the Company's utilization of its net operating losses to an annual amount after an ownership change.


                                       9